As filed with the Securities and Exchange Commission on December 17, 2007
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
Alnylam Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	77-0602661 (I.R.S. Employer Identification No.)

300 Third Street Cambridge, Massachusetts (Address of Principal Executive Offices)	02142 (Zip Code)
2004 Stock Incentive Plan
(Full Title of the Plan)
John M. Maraganore, Ph.D.
Chief Executive Officer
Alnylam Pharmaceuticals, Inc.
300 Third Street
Cambridge, Massachusetts 02142
(Name and Address of Agent For Service)
(617) 551-8200
(Telephone Number, Including Area Code, of Agent For Service)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed Maximum	Amount of
Title of Securities to be	Amount to be	Maximum Offering	Aggregate Offering	Registration
Registered	Registered (1)	Price Per Share (3)	Price (3)	Fee
Common Stock (including associated Series A Junior Participating Preferred Stock Rights), $0.01 par value per share	3,184,444 shares (2)	$30.94	$98,526,697.36	$3,025

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Consists of an additional 3,184,444 shares issuable under the 2004 Stock Incentive Plan, as amended, pursuant to the terms of such plan.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the NASDAQ Global Market on December 14, 2007.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
          The information required by Part I is included in documents sent or given to participants in the 2004 Stock Incentive Plan pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
          Item 3. Incorporation of Documents by Reference.
          The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:
          (a)      The Registrant’s annual report on Form 10-K for its fiscal year ended December 31, 2006, File No. 000-50743, filed with the Commission on March 12, 2007;
          (b)      All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above; and
          (c)      The description of the Registrant’s common stock and preferred stock purchase rights contained in a registration statement on Form 8-A/A, File No. 000-50743, filed with the Commission on July 14, 2005, including any amendment or report filed for the purpose of updating such description.
          All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
          Item 4. Description of Securities.
          Not applicable.
          Item 5. Interests of Named Experts and Counsel.
           Wilmer Cutler Pickering Hale and Dorr LLP has opined as to the legality of the securities being offered by this registration statement.

          Item 6. Indemnification of Directors and Officers.
          Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Alnylam has included such a provision in its restated certificate of incorporation.
          Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances. Alnylam’s restated certificate of incorporation provides that:
•	Alnylam must indemnify our directors and officers to the fullest extent permitted by Delaware law;

•	Alnylam may indemnify our other employees and agents to the same extent that Alnylam indemnified its officers and directors, unless otherwise determined by Alnylam’s Board of Directors; and

•	Alnylam must advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware law.
          The indemnification provisions contained in Alnylam’s restated certificate of incorporation are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise.
          In addition, Alnylam maintains insurance on behalf of its directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.
          Item 7. Exemption from Registration Claimed.
          Not applicable.
          Item 8. Exhibits.
          The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

          Item 9. Undertakings.
          (a)      Item 512(a) of Regulation S-K. The undersigned Registrant hereby undertakes:
         (1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
                   (i)      To include any prospectus required by Section 10(a)(3) of the Securities Act;
                   (ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
                   (iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
         (2)      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
         (3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (b)      Item 512(b) of Regulation S-K. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (c)      Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts on this 17th day of December, 2007.

ALNYLAM PHARMACEUTICALS, INC.
By:	/s/ John M. Maraganore
John M. Maraganore, Ph.D.
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES
          We, the undersigned officers and directors of Alnylam Pharmaceuticals, Inc., hereby severally constitute and appoint John M. Maraganore and Patricia L. Allen, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Alnylam Pharmaceuticals, Inc. to comply with the provisions of the Securities Act, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.
          Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John M. Maraganore John M. Maraganore, Ph.D.	Chief Executive Officer (Principal Executive Officer)	December 17, 2007
/s/ Patricia L. Allen Patricia L. Allen	Vice President of Finance and Treasurer (Principal Financial and Accounting Officer)	December 17, 2007
/s/ John K. Clarke John K. Clarke	Director	December 17, 2007
/s/ Victor J. Dzau Victor J. Dzau, M.D.	Director	December 17, 2007
/s/ Vicki L. Sato Vicki L. Sato, Ph.D.	Director	December 17, 2007
/s/ Paul R. Schimmel Paul R. Schimmel, Ph.D.	Director	December 17, 2007
/s/ Phillip A. Sharp Phillip A. Sharp, Ph.D.	Director	December 17, 2007
/s/ Kevin P. Starr Kevin P. Starr	Director	December 17, 2007
/s/ James L. Vincent James L. Vincent	Director	December 17, 2007

INDEX TO EXHIBITS

Number	Description

4.1(1)	Restated Certificate of Incorporation of the Registrant

4.2(2)	Amended and Restated By-Laws of the Registrant

4.3(3)	Rights Agreement dated July 13, 2005 between the Registrant and EquiServe Trust Company, N.A., as Rights Agent

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Registrant

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP

24	Power of Attorney (included on the signature pages of this registration statement)

(1)	Previously filed with the Securities and Exchange Commission as an Exhibit to the Registrant’s Quarterly Report on Form 10-Q filed on August 11, 2005 (File No. 000-50743) and incorporated herein by reference.

(2)	Previously filed with the Securities and Exchange Commission as an Exhibit to the Registrant’s Registration Statement on Form S-1/A, as amended, filed on April 6, 2004 (File No. 333-113162) and incorporated herein by reference.

(3)	Previously filed with the Securities and Exchange Commission as an Exhibit to the Registrant’s Current Report of Form 8-K filed on July 14, 2005 (File No. 000-50743) and incorporated herein by reference.